FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-172143-08
December 5, 2012

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (File No. 333-172143) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor, Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free
1-800-503-4611 or by emailing prospectus.cpdg@db.com.

This free writing prospectus does not contain all information that is required to be included in the  prospectus and the prospectus supplement.
______________________

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

$793,565,000 (Approximate)
COMM 2012-CCRE5 Mortgage Trust
as Issuing Entity
Deutsche Mortgage & Asset Receiving Corporation
as Depositor
Cantor Commercial Real Estate Lending, L.P.
German American Capital Corporation
KeyBank National Association
as Sponsors and Mortgage Loan Sellers

COMM 2012-CCRE5 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

This free writing prospectus relates to Deutsche Mortgage & Asset Receiving Corporation’s offering of Classes A-1, A-2, A-SB, A-3, A-4 and X-A of its COMM 2012-CCRE5 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to (i) the free writing prospectus, dated December 3, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000761 (the “Free Writing Prospectus”; capitalized terms not defined herein are used as defined in the Free Writing Prospectus) and (ii) the free writing prospectus also designated as the “Structural and Collateral Term Sheet”, dated December 3, 2012 and filed with the Securities and Exchange Commission under accession number 0001539497-12-000759 (the “Term Sheet”):

Collateral Update

•
With respect to the mortgage loan identified as 200 Varick Street on Annex A-1 to the Free Writing Prospectus, the Fitch Ratings’ credit estimate rating for the mortgage loan stated on page B-27 of the Free Writing Prospectus is revised to “BBB+”.

•
With respect to the mortgage loan identified as Widener Building on Annex A-1 to the Free Writing Prospectus, (i) Annex A-1 and the heading “Sponsor” in the Mortgage Loan Information box on page B-45 of the Free Writing Prospectus is revised to include Harry Gold and Robert Schachter and (ii) the last sentence in the

“Borrower/Sponsor” section on page B-47 of the Free Writing Prospectus is revised to include the following at the end thereof: “the sponsors of the borrower and the nonrecourse carve-out guarantors, jointly and severally, are Abraham Leser, Harry Gold and Robert Schachter.”

•
With respect to the mortgage loan identified as Widener Building on Annex A-1 to the Free Writing Prospectus, the “Tenant Summary” chart on page B-46 of the Free Writing Prospectus is revised to (i) delete the footnote indicating there is an early termination option for the largest tenant, Philadelphia Municipal Authority and (ii) add the following footnote for the third largest tenant, First Judicial District: “The First Judicial District lease provides that if the tenant fails to receive adequate appropriations for rent payments, the tenant may cease making rent payments.  If this occurs, the borrower may demand the tenant vacate with six months’ notice.”

•	With respect to the mortgage loan identified as Gateway Center One on Annex A-1 to the Free Writing Prospectus, Annex A-1 footnote 19 for Loan No. 27 should be revised to state:

Loan No. 27 – Gateway Center One – The fee owner, College Park Business and Industrial Development Authority (“BIDA”), pledged its interest in the mortgaged property to lender. College Park Gateway Office One, LLC (the “Developer Guarantor”) has been granted the right to develop, lease and operate the mortgaged property pursuant to a Design, Development and Operating Agreement (“DDO”) that expires 8/2/2057 with no extension options.  The Developer Guarantor pledged its interest in the DDO to lender.  No payments are due in connection with the DDO, however the borrower is required to make payment in lieu of payment of taxes payments equal to a flat annual amount of $327,120.  Developer Guarantor has the option to purchase fee title to the mortgaged property in 2038 at a price equal to 10% of the land value.

•	With respect to the mortgage loan identified as Gateway Center One on Annex A-1 to the Free Writing Prospectus, Annex G-1 should be revised to add the following statement at the end thereof:

The “borrower” under the Gateway Center One mortgage loan is comprised of two entities: (a) College Park Business and Industrial Development Authority (“BIDA”), a Georgia tax-exempt development authority, which owns the mortgaged property in fee and was the borrower under the mortgage loan agreement, and (b) College Park Gateway Office One, LLC (“Developer Guarantor”), a Delaware limited liability company, which is a subsidiary of the related non-recourse carveout guarantor, who operates the mortgaged property pursuant to a 45 year Design, Development and Operating Agreement with the City of College Park, Georgia and who has guaranteed all of the payments and obligations of BIDA under the mortgage loan documents.  For the purpose of the representations and warranties in Annex F, all references to “Borrower” with respect to the Gateway Center One mortgage loan are taken to mean BIDA and/or Developer Guarantor, as applicable.

•
With respect to the mortgage loan identified as Gateway Center One on Annex A-1 to the Free Writing Prospectus, Annex G-1 should be revised to add the following exception to representation (20) “Single Purpose Entity”:

College Park Business and Industrial Development Authority is a Georgia tax exempt development authority.  It is not a single purpose entity.  The lender was advised by local counsel that under Georgia law, (i) creditors may not put an involuntary lien on College Park Business and Industrial Development Authority (“BIDA”) owned property and (ii) BIDA may not file for bankruptcy.

__________________

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates, supersedes any conflicting information contained in the Free Writing Prospectus, the Term Sheet and any other prior similar materials relating to the Offered Certificates.  The information in this free writing prospectus may be amended or supplemented.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued.  Any such offer to purchase made by you will not constitute a contractual commitment by you to purchase or give rise to an obligation by the underwriters to sell any of the Offered Certificates until the underwriters have accepted your offer to purchase Offered Certificates; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

__________________

IRS CIRCULAR 230 NOTICE

THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.